PROSPECTUS SUPPLEMENT NO. 7

Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-123008

OXIS INTERNATIONAL

PROSPECTUS SUPPLEMENT NO. 7 DATED OCTOBER 16, 2006

TO THE PROSPECTUS DATED APRIL 12, 2006

This Prospectus Supplement No. 7 supplements our Prospectus dated April 12, 2006 with the following attached documents:

A. Form 8-K Current Report dated October 16, 2006

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement No. 7 should be read in conjunction with Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6 and the Prospectus, each of which are required to be delivered with this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS, AS
SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The date of this prospectus supplement is October 16, 2006.

INDEX TO FILINGS

Annex
Form 8-K Current Report of the registrant filed with the Securities and Exchange Commission on October 16, 2006	A

Annex A
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 10/12/2006

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-8092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices, Including Zip Code)

650-212-2568
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
On October 12, 2006, OXIS International, Inc. (“OXIS”) mutually agreed with Gary M. Post to terminate the Engagement Letter with Ambient Advisors LLC, effective October 15, 2006. OXIS and Ambient Advisors intend to replace the Engagement Letter with a new consulting agreement. Gary M. Post, a member of the board of directors, is the manager of Ambient Advisors LLC. Under the terms of the Engagement Letter dated May 12, 2006, Ambient Advisors provided certain services pertaining to strategic planning, investor communications and financing strategies at the request of the Chief Executive Officer of OXIS for a one year period in return for monthly compensation in the amount of $5,000. As part of the compensation under the Engagement Letter, on May 12, 2006, OXIS granted Ambient Advisors a ten year common stock purchase warrant to purchase 108,000 shares of OXIS common stock at an exercise price of $0.39 per share, with 9,000 warrant shares becoming exercisable each month over the term of the agreement. Upon the agreed termination of the Engagement Letter, OXIS accelerated vesting of the warrant to be fully vested effective October 15, 2006. The terms of the new agreement are under negotiation.

On October 12, 2006, OXIS mutually agreed with Marvin S. Hausman, M.D. to terminate the consulting agreement with NW Medical Research Partners, of which Dr. Hausman is the sole member and manager, effective October 15, 2006. Pursuant to the consulting agreement dated October 1, 2005, Dr. Hausman provided certain services pertaining to licensing of intellectual property, development of potential products, financing activities and other issues at the request of the Chief Executive Officer of OXIS. In conjunction with the termination of the consulting agreement, the board of directors approved the issuance of 330,769 shares of restricted common stock to Dr. Hausman in lieu of cash payment of $67,477 in fees and expenses due under the consulting agreement to the date of termination. Dr. Hausman was appointed the President and Chief Executive Officer on September 15, 2006 and remains the Chairman of the board of directors. The terms of Dr. Hausman’s employment with OXIS as President and Chief Executive Officer are currently under negotiation.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

OXIS INTERNATIONAL, INC.

Date: October 16, 2006	By:	/s/ MICHAEL D. CENTRON
Michael D. Centron
Title: Vice President and Chief Financial Officer